                                                                     EXHIBIT 2.1


                         AGREEMENT OF PURCHASE AND SALE


      This AGREEMENT OF PURCHASE AND SALE (the "Agreement") is made as of January 9, 1998, by and among ROY WIDENER MOTOR LINES, INC. and MORRISTOWN TRANSPORTATION SYSTEM, INC., Tennessee corporations (individually and collectively the "Seller") and AMPACE FREIGHTLINES, INC., a Louisiana corporation ("Purchaser").


                           ---------------------------


      Morristown Transportation System, Inc. ("MTS") owns certain tractors and trailers which are leased by MTS to Roy Widener Motor Lines, Inc. ("RWML"). RWML is engaged in the operation of a trucking business.

      Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller substantially all of the assets used by Seller in connection with the operation of Seller's trucking business located in Morristown, Tennessee including, without limitation, the trucking business known as Roy Widener Motor Lines (the "Trucking Business"), as hereinafter described, on the terms and conditions hereinafter set forth.


                           ---------------------------


      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

      1. Property Conveyed. Seller agrees to sell, convey, transfer, assign and deliver to Purchaser and Purchaser agrees to purchase from Seller, on the terms and conditions hereinafter contained, all right, title and interest of Seller in and to the assets of Seller, other than cash and accounts receivable, including, without limitation, the assets described on Exhibit A attached hereto and incorporated herein by reference, including certain tractors, trailers, vehicles (to be conveyed to Purchaser by MTS), inventory, furniture, fixtures, equipment, permits, licenses, Seller's motor carrier transportation services business, customer lists, marketing plans, marketing information, warranties and the name "Roy Widener Motor Lines" all as more specifically described on Exhibit A, and, to the extent assignable, all customer contracts or agreements, agreements with owner-operators and employee drivers and all rights to do business with third parties, however evidenced (the "Assets").

      The Assets are to be sold and conveyed to Purchaser free of all liens, encumbrances or claims of any third party.

      From and after the Closing Date (as defined below) neither Seller nor Susan



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Widener, Larry Cameron or Mary Nell Widener or any subsidiary, parent or affiliate of Seller, shall directly or indirectly, solicit or otherwise attempt to retain any of Seller's trucking business with any entity with which Seller currently does business or otherwise attempt to retain all or any portion of the Trucking Business of Seller conveyed to Purchaser pursuant to the terms of this Agreement. Further, neither Seller nor Susan Widener, Larry Cameron or Mary Nell Widener or any subsidiary, parent or affiliate of Seller shall, directly or indirectly, attempt to employ or otherwise contract with any it's owner-operators or employee drivers who are employed by or contract with Purchaser on the Closing Date.

      2. Purchase Price. The total purchase price for the Assets is $5,162,135 (the "Purchase Price") which shall be paid to Seller by Purchaser at Closing (as defined below) in cash, by wire transfer or other method satisfactory to Seller, subject to adjustments as follows:

             (a) Prior to Closing, Purchaser may inspect the tractors and trailers which are part of the Assets. Seller shall use its best efforts to make all tractors and trailers available at its location in Morristown, Tennessee. The parties acknowledge that all tractors and trailers will not be available for inspection and agree that Purchaser shall inspect any tractors not inspected prior to Closing during the period of fourteen (14) days after Closing and shall inspect any trailers not inspected prior to Closing during the period of ninety
(90) days after Closing.

             All tractors and trailers must be in good mechanical working order and must satisfy all requirements of the Department of Transportation ("DOT"). Any tractors or trailers which are not in good mechanical working order or which do not meet DOT requirements may be rejected by Purchaser. Any tractors or trailers with body or structural damage, the cost to repair of which exceeds Five Hundred Dollars ($500.00) may be rejected by Purchaser. The tractors and trailers, as a fleet, must on the average have a fifty percent (50%) remaining life on both brakes and tires, excluding tires in inventory and those tires subject to the agreement dated October 4, 1995, between RWML and The Goodyear Tire & Rubber Company. If the tractors and trailers, as a fleet, do not have on the average a fifty percent (50%) remaining life on both brakes and tires, the Purchase Price shall be reduced by an amount necessary to repair or replace brakes and tires to cause the required fleet average to be satisfied, which reduction of the Purchase Price shall be mutually acceptable to the parties.

             Seller may, at its option, with regard to any tractor or trailer rejected by Purchaser, elect to:

                    (i) At its expense, remedy any objection of Purchaser. Any such repaired item shall again be subject to inspection and acceptance by Purchaser.

                    (ii) Elect not to remedy the rejected item in which case the tractor or
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                           trailer rejected shall be retained by Seller, shall
                           not be a part of the Assets, and the Purchase Price shall be reduced by the value given the rejected tractor or trailer on Exhibit A.

                    (iii) Reduce the Purchase Price by an amount agreed upon by Purchaser.

All inspection rights and remedies of Purchaser and Seller as described above shall apply to all tractors or trailers inspected by Purchaser after the Closing and any tractors or trailers not located after 90 days shall reduce the Purchase by the amount shown on Exhibit A for such items.

             (b) Prior to the Closing, Purchaser and Seller shall take a physical inventory of Seller's parts and supplies inventory and price the inventory according to the current book value or list prices of Seller's venders, whichever is lower and to the extent the total value of the inventory is less than or more than twenty-eight thousand dollars ($28,000), the Purchase Price shall be adjusted accordingly. All inventory must be in good and usable condition.

             (c) Prior to closing, Purchaser may interview drivers and/or owner-operators of Seller working in the Trucking Business and may, but shall not be required to, offer employment to all or any of such individuals. To the extent any drivers and/or owner-operators offered a job by Purchaser declines to accept such job offer, the Purchase Price shall be reduced by One Thousand Dollars ($1,000).

             (d) Prepaid expenses, office supplies, office equipment and shop equipment shall be adjusted as of the Closing Date.

      3. Assumption of Liabilities. Purchaser shall not assume or be liable for any liabilities or obligations of Seller, except as specifically provided herein.

      4. Employees. The employment of all employees of Seller working in the Trucking Business shall be terminated by Seller prior to the Closing Date except Seller may retain any of those employees Purchaser elects not to employ. Purchaser shall not assume and shall not be deemed to have assumed any obligation in respect of any employee of Seller, any employee benefit plans or any other similar obligations (including but not limited to wages, severance pay and vacation pay) of Seller to its employees, and Seller shall indemnify and hold Purchaser harmless from any such obligations, liabilities or claims relating to unpaid wages, employment discrimination, unemployment benefits, health benefits, severance, vacation pay or similar claims asserted at any time by any employee or former employee of Seller and covered dependents or otherwise owed to such person and based on or arising out of events or circumstances relating to their employment by Seller, the termination of their employment by Seller or the failure to be offered employment by Purchaser. Purchaser shall not assume and shall not be deemed to have assumed any employee insurance or




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benefit plan or formal or informal practice maintained by or contributed to by
Seller, and Seller shall also indemnify and hold Purchaser harmless from any and all claims and liabilities arising under any such plan or practice, including, without limitation, any costs, claims or liabilities relating to or arising out of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any obligation Purchaser to provide insurance coverage to any employee or former employee of Seller or any family member of any employee or former employee of Seller.

      5. Transfer of Title. Seller shall convey to Purchaser or Purchaser's designee, good and marketable title to the Assets at the Closing by delivery of a general assignment and bill of sale (in a form acceptable to Purchaser), duly executed and acknowledged, and the original certificates of title as to any tractors, trailers or other vehicles which are a part of the Assets, all free and clear of all liens, encumbrances or claims of any entity.

             Purchaser shall assume Seller's obligations under those leases described on Exhibit B attached hereto and incorporated herein by reference. The parties shall cooperate in attempting to gain any necessary approvals for Purchaser's assumption of such leases.

      6. Operation of Trucking Business. From and after the effective date of this Agreement to and including the Closing Date, Seller shall operate, maintain, manage and insure the Trucking Business and the Assets, in accordance with its existing procedures, and use its best efforts to maintain all existing relationships with customers and will take no action which would tend to lessen or reduce the prospects of the Trucking Business or the value of the Assets. Seller shall not sell, transfer, assign or remove any of the Assets having a value in excess of Five Thousand Dollars ($5,000) except in the ordinary course of conducting the Trucking Business or with the prior written consent of Purchaser. From and after the effective date of this Agreement to and including the Closing Date, Seller shall not enter into any contractual or other obligation that would encumber or further encumber any of the Assets in excess of Twenty-Five Thousand Dollars ($25,000) without first obtaining the written consent of Purchaser.

      7. Conditions to Seller's Obligation. Seller's obligation to consummate this transaction is subject to the satisfaction, or Seller's written waiver, at or prior to the Closing of each of the following conditions:

             (a) Payment of the Purchase Price, subject to the terms of this Agreement;

             (b) All the representations and warranties of Purchaser contained in this Agreement, or any certificate or instrument required to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereunder, shall be true and correct in all material respects; and



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             (c)    Purchaser shall have performed, observed, and complied in
all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

      8. Conditions to Purchaser's Obligation. Purchaser's obligation to consummate this transaction is subject to the satisfaction, or Purchaser's written waiver, at or prior to Closing of each of the following conditions:

             (a) Purchaser shall have completed all inquiries and due diligence activities concerning Seller, the Trucking Business and the Assets, including, without limitation, physical inspections, including the inspection of the tractors and trailers described in Paragraph 2, and conversations with certain customers, clients and employees of Seller. Seller hereby agrees to cooperate in all respects with the inquiries of Purchaser and Purchaser's due diligence activities.

             (b) Seller hereby agrees and acknowledges that Purchaser may, prior to Closing, contact directly those customers or clients of Seller described on Exhibit C attached hereto and incorporated herein by reference. A representative of Seller shall accompany Purchaser's representative at any meeting with the customers or clients of Seller. Purchaser's obligation to consummate the transaction contemplated hereby is subject to a determination by the Board of Directors of Purchaser that there will be no material change in the trucking business with such customers and clients.

             (c) Review of customer lists, safety records, customer contracts, regulatory matters and other records of Seller.

             (d) Title to the Assets shall be free and clear of any and all liens, encumbrances or claims of any entity, other than those leases assumed by Purchaser pursuant to Paragraph 5.

             (e) No litigation, proceeding or investigation for the purpose or with the reasonably possible effect of enjoining or preventing the consummation of the transactions contemplated hereby or which could have a material adverse effect on the Assets shall have been commenced or be threatened and no injunction or order of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of any transaction contemplated hereby.

             (f) All the representations and warranties of Seller contained in this Agreement, or any certificate or instrument furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereunder, shall be true and correct in all material respects;



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             (g)    Seller shall have performed, observed and complied in all
material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing;

             (h) The absence of any pending bankruptcy or insolvency proceeding of Seller.

             (i) No material adverse change in the conditions of the Assets or business of Seller shall have occurred, and Seller shall not have suffered any material loss or damages to any of the Assets since the date of this Agreement.

             (j) Purchaser, through its authorized representatives, shall have completed a review of the regulatory practices and procedures of Seller including, but not limited to, compliance with federal, state and local laws and regulations governing all operations of Seller.

             (k) All necessary consents of, and filings with, any governmental authority or agency relating to the consummation of the transactions contemplated hereby shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement and no governmental agency or body shall have taken any other action or made any request of Purchaser as a result of which Purchaser deems it inadvisable to proceed with the transactions hereunder.

             (l) Purchaser and Seller shall have entered into a Lease Agreement substantially in the form of Exhibit D attached hereto.

             (m) Execution by Purchaser and RWML, Susan Widener, Larry Cameron and Mary Nell Widener of a Non-Competition Agreement substantially in the form of Exhibit E attached hereto.

             (n) Execution by Susan Widener and Larry Cameron of a joinder agreement in form acceptable to Purchaser.

             (o) There are no facts, circumstances, events or proposed or contemplated events which would materially adversely effect the operations, results or prospects of the Trucking Business after the Closing.

             The due diligence activities set forth in Paragraphs 8(a),(b) and
(c) shall be completed on or before January 16, 1998. On or before January 19, 1998, Purchaser shall provide Seller with written notice of any objections to the results of its due diligence activities as described in such paragraphs. If no objections are made by Purchaser, the conditions set forth in such paragraphs shall be deemed waived by Purchaser.



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      9.     Closing. Subject to and in accordance with the provisions of this
Agreement, and provided all conditions to the closing (the "Closing") shall have been satisfied or waived, the Closing shall occur at 9:00 A.M. on or before January 31, 1998, at the offices of Purchaser, or such other time and place as may be mutually agreed by the parties (the "Closing Date").

      10. Application of Purchase Price. On the Closing Date, Seller may use any portion of the Purchase Price to satisfy obligations of Seller to creditors, vendors or suppliers which are not to be assumed by Purchaser, to obtain the release of liens on the Assets or to the extent such vendors or suppliers would or could have claims against the Assets under the laws of the State of Tennessee, including, without limitation, any claim under any applicable Bulk Sales Act, if not paid in full upon the consummation of the transaction described herein.

      11. Items Delivered by Seller. At the Closing, Seller shall execute, acknowledge and deliver to Purchaser the following:

             (a) A general assignment and bill of sale with full warranty of title (the "Bill of Sale") duly executed by Seller, providing for the assignment and transfer to Purchaser of the Assets, free and clear of any lien or security interest;

             (b) Original certificates of title for all tractors, trailers and vehicles which are a part of the Assets, properly endorsed;

             (c) A certificate setting forth the address and federal tax identification number of Seller and certifying that Seller is a "United States Person" and that Seller is not a "foreign person" in accordance with and/or for the purpose of the provisions of Section 897, 7701 and 1445 (as may be amended) of the Internal Revenue Code and any regulations thereunder;

             (d) A certificate dated as of the Closing Date whereby Seller recertifies the representations and warranties set forth in Paragraph 13;

             (e) A certificate from the corporate secretary or assistant secretary of Seller, certifying resolutions of the Board of Directors of Seller which have duly authorized this transaction, together with a signature and incumbency certificate;

             (f) All books, records, contracts and other documents relating to the Assets.

             (g)    Joinder agreement executed by Susan Widener and Larry
Cameron.

             (h) Certificates of Good Standing for Seller from the Secretary of State of Tennessee and all other states in which Seller is required to be qualified to do business,




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dated not earlier than ten (10) days prior to the Closing Date.

             (i) An assignment of the leases assumed by Purchaser pursuant to Paragraph 5.

      12. Items Delivered by Purchaser. At the Closing, Purchaser shall execute, acknowledge and deliver to Seller, or a party designated by Seller to accept such delivery:

             (a)    The Purchase Price.

             (b) A certificate dated as of the Closing Date whereby Purchaser recertifies the representations set forth in paragraph 14.

             (c) A certificate from the corporate secretary or assistant secretary of Purchaser, certifying resolutions of the Board of Directors of Purchaser which have duly authorized this transaction, together with a signature and incumbency certificate.

      13. Seller's Representations and Warranties. Seller represents and warrants to Purchaser, its successors and assigns as follows:

             (a) Seller is a corporation duly organized and validly existing under the laws of the State of Tennessee and is in good standing and duly authorized to carry on business as presently conducted in the State of Tennessee and in any other state in which the failure to be qualified would have a material and adverse impact on the Trucking Business. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by any and all necessary corporate and stockholder action, including authorization by their Boards of Directors.

             (b) Seller has full right, power, legal capacity and authority, to enter into and perform its obligations under this Agreement in accordance with its terms and to transfer to Purchaser good and marketable title to the Assets, and this Agreement constitutes the valid and legally binding obligation of Seller enforceable in accordance with its terms.

             (c) The execution and delivery and, as of the Closing, the performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to Seller, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not in the aggregate have a material adverse effect on Purchaser's ownership, operation and use of any of the Assets, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Seller under, or result in the creation of a lien, charge or encumbrance upon a portion of the Assets pursuant to, the charter or by-laws of Seller, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Seller is a party or by which Seller or any of the Assets are bound.

             (d) Seller has or will have good and marketable title to the Assets free of claims of any third party except those leases assumed by Purchaser pursuant to Paragraph 5.

             (e) The Assets include all the Assets of Seller which are used or are necessary for the operation of the Trucking Business, other than the cash and accounts receivable of the Trucking Business.

             (f) The Assets (i) are free from any defects (except minor defects that do not interfere with the use of the Assets in the conduct of the normal operations of the Trucking Business), (ii) have been maintained in accordance with Department of Transportation requirements, legal requirements and industry standards, (iii) are in good working order as of the date hereof, and (iv) are sufficient to carry on the Trucking Business as conducted by Seller as of the date of this Agreement.

             (g) There are no material actions, suits or proceedings pending or, to the best knowledge of Seller, threatened against Seller.

             (h) As of the Closing, no employees of Seller (i) have contracts of employment with Seller, (ii) are represented by unions or covered by any collective bargaining agreements (iii) are participants in, or eligible for any benefits under, any multi-employer pension plan, severance plan or practice, or stock option plan or policy. There are no labor controversies pending, or, to the best knowledge of Seller, threatened by the employees of Seller.

             (i) Seller maintains good business relationships with each of the customers and suppliers of the Trucking Business and Seller knows of no unresolved complaint or dispute which presently exists other than complaints or disputes received in the ordinary course of business which do not have a material adverse effect on the Trucking Business.

             (j) Seller has or will furnish to Purchaser complete and accurate copies or originals of all material contracts, agreements and other documents and/or information concerning the Trucking Business requested by Purchaser. No disclosure (including the Exhibits or Schedules attached hereto) or statement of fact by Seller contained in this Agreement and no disclosure or statement of fact furnished or to be furnished by Seller to Purchaser pursuant to this Agreement or pursuant to Purchaser's due diligence contains or will contain any untrue statement of a material fact or omits or will omit any item or material fact necessary in order to make the statements herein or therein contained not misleading.

             (k) Seller is in material compliance with all federal, state or other applicable laws or regulations respecting the Trucking Business.

             (l) To the best of the Seller's knowledge there are no facts, circumstances, events or proposed or contemplated events which would materially adversely effect the operations, results or prospects of the Trucking Business after the Closing.

             (m) All leases assumed by Purchaser pursuant to Paragraph 5 are in full force and effect and no default exists under any of such leases. True and correct copies of all leases are attached hereto as Exhibit B.

      Each of the representations set forth in this Paragraph 13 shall survive the Closing.

      14. Purchaser's Representations. Purchaser represents and warrants to Seller, its successors and assigns as follows:

             (a) Purchaser is a corporation duly organized, validly existing and in good standing in the State of Louisiana, duly authorized to carry on its business as presently conducted. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by any and all necessary corporate and stockholder action, including authorization by it's Boards of Directors.

             (b) Purchaser has full right, power, legal capacity and authority, to enter into and perform its obligations under this Agreement in accordance with its terms, and this Agreement constitutes the valid and legally binding obligation of Purchaser enforceable in accordance with its terms.

             (c) The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to Purchaser, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not in the aggregate have a material adverse effect on the sale contemplated under this Agreement and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under the charter or by-laws of Purchaser.

      Each of the representations set forth in this paragraph 14 shall survive the

 Closing.

      15.    Indemnification.

             (a) Indemnification by Seller. In addition to any other indemnities undertaken by Seller herein, Seller shall indemnify and hold Purchaser, its successors and assigns and Purchaser's officers, directors, shareholders, employees and agents harmless from and against any and all liabilities, claims, damages, judgments, awards and losses (including all related legal fees, costs and expenses in connection therewith) (collectively referred to herein as "Liabilities"), suffered or incurred by Purchaser with respect to (i) any material inaccuracy or breach of, or nonfulfillment of, any representation, warranty, agreement or covenant of Seller under this Agreement or any certificate, document or instrument required to be delivered pursuant hereto; (ii) all tax liabilities (including, without limitation, sales, use, property, income and other tax liabilities and interest and penalties on delinquent taxes), regardless of whether known or unknown to Seller and regardless of whether accrued, absolute, fixed, contingent or otherwise, arising on or prior to the Closing Date in connection with Trucking Business or the operation of or use of the Assets; (iii) any claim arising out of the operation of the Trucking Business prior to the Closing Date, whether known or unknown;
(iv) any claim arising out of any action, inaction, event, condition, liability or obligation, regardless of whether known or unknown to Seller and regardless of whether accrued, absolute, fixed, contingent or otherwise, occurring or existing on or prior to the Closing Date in connection with the Trucking Business, the operation of the Trucking Business or Seller's use of the Assets (other than those arising from the negligent or tortious acts or omissions of Purchaser and its agents, representatives or employees); (v) any claim relating to or arising from any action taken in connection with the transaction contemplated hereby by or on behalf of Seller following the Closing Date.

             (b) Indemnification by Purchaser. Purchaser shall indemnify and hold Seller, its successors and assigns and Seller's officers, directors, shareholders, employees and agents harmless from and against any and all Liabilities suffered or incurred by Seller with respect to (i) any material inaccuracy or breach of, or nonfulfillment of, any representation, warranty, agreement or covenant of Purchaser under this Agreement or any certificate, document or instrument required to be delivered pursuant hereto; (ii) any claim arising out of any action, inaction, event, condition, liability or obligation, regardless of whether known or unknown to Purchaser and regardless of whether accrued, absolute, fixed, contingent or otherwise, including assumed liabilities, occurring after the Closing Date in connection with the operation of the business of Purchaser or Purchaser's use of the Assets (other than those arising from the negligent or tortious acts or omissions of Seller and its agents, representatives or employees); (iii) any claim relating to or arising from action taken in connection with the transaction contemplated hereby or on behalf of Purchaser following the Closing Date.

             (c) Survival. The provisions of this paragraph 15 shall survive the Closing and any termination of this Agreement.

      16. Expenses. Except as herein otherwise expressly provided, each of the parties shall pay its own expenses incident to the preparation and performance of this Agreement, including all fees of its counsel, whether or not the transactions contemplated hereby shall be consummated.

      17. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) at any time by mutual consent of Purchaser and Seller, (b) by any party by notice to the other party in the event that the Closing Date shall not have occurred on or before January 31, 1998, or
(c) by Purchaser in the event that Seller becomes involved, voluntarily or involuntarily, in any bankruptcy and/or insolvency proceedings.

      18. Right of Offset. Purchaser shall have the right to offset any amounts payable by Purchaser to Seller, Susan Widener, Larry Cameron, Mary Nell Widener, RWML or MTS pursuant to the terms of this Agreement, the Non-Competition Agreement described in Paragraph 8(m) or any other agreement, by any amount owed Purchaser by Seller, Susan Widener, Larry Cameron, or Mary Nell Widener or by the amount of any reasonable claim of Purchaser against Seller Susan Widener, Larry Cameron, or Mary Nell Widener. Purchaser shall give Seller notice of any such claim of Purchaser against Seller at fourteen (14) days prior to exercising the right of offset set forth in this paragraph.

      19. Notice. Any notice or request for consent required or permitted to be given pursuant to this Agreement shall be effective and valid only if in writing, and delivered personally by reputable overnight courier or delivery service, or postage prepaid by certified or registered mail, return receipt requested, as follows (or to such other address or person as either party or person entitled to notice may specify by notice given as herein provided):

(a)   If to Seller:

                          Roy Widener Motor Lines, Inc.
                          P. O. Box 310
                          Morristown, TN 37815

      With a copy to:
                          C.A. Ridge
                          Howard & Ridge
                          P.O. Box 1527
                          Knoxville, TN 37901


(b)   If to Purchaser:

                          Ampace Freightlines, Inc.
                          Attn:  Jay N. Taylor, President
                          201 Perimeter Park, Suite A
                          Knoxville, Tennessee  37922

With a copy to:

                          Bernstein, Stair & McAdams
                          530 South Gay Street, Suite 600
                          Knoxville, Tennessee 37902
                          Attention:  James W. Parris, Esq.

      Unless otherwise specified, notices shall be deemed given when received, but if delivery is not accepted, on the earlier of the date delivery is refused or the third day after the same is deposited with the United States Postal Service. Notices given by counsel to Purchaser or Seller shall be deemed given by, respectively, Purchaser or Seller.

      20.    Miscellaneous.

             (a) Integration. The parties hereto acknowledge that all understandings and agreements heretofore had between them are merged in this Agreement (including the Exhibits hereto), which alone fully and completely expresses their agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement (including the Exhibits hereto) may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by a written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

             (b) No Waiver. No waiver of any breach of any agreement or provision herein contained shall be deemed effective unless explicitly set forth in writing by the party so waiving and no such waiver shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

             (c) Survival. The representations and warranties of the parties, and Seller's indemnification obligations set forth in various sections of this Agreement, shall survive the Closing.

             (d) Binding Effect; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective successors and assigns.

             (e) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated unless such invalidity, voidance or unenforceability prevents the conveyance, transfer and assignment of the Assets to Purchaser as contemplated by this Agreement.

             (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. The parties agree that the sole and exclusive forum for any litigation arising out of this transaction shall be an appropriate state or federal court located in Knox County, Tennessee.

             (g) Confidentiality. Purchaser and its officers, agents and representatives will hold in strict confidence all data and information obtained from Seller or any agent or representative of Seller relating to the financial condition, results of operation, methods of operation, products or other attributes of Seller. If for any reason the transaction contemplated by this Agreement is not consummated, Purchaser will return to Seller all data, information and other written material with respect to Seller obtained by Purchaser in connection with the matters contemplated by this Agreement.

      IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date set forth above.



                                       ROY WIDENER MOTOR LINES, INC.


                                       By: /s/ Susan Widener

                                       Title: Representative



                                       MORRISTOWN TRANSPORTATION
                                       SYSTEM, INC.


                                       By: /s/ Larry Cameron

                                       Title: President



                                       AMPACE FREIGHTLINES, INC.




                                       By: /s/ Jay N. Taylor

                                           JAY N. TAYLOR, President